Exhibit 23.2

Acknowledgment of Independent Auditors

Norbert Dentressangle S.A.

192, avenue Thiers

69457 Lyon cedex 6

France

We have reviewed, in accordance with auditing standards generally accepted in the United States of America, the unaudited condensed consolidated interim financial statements of Norbert Dentressangle S.A. as of March 31, 2015 and for the quarters ended March 31, 2015 and March 31, 2014, as indicated in our report dated May 22, 2015; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in this Amendment No. 1 to the Current Report on Form 8-K/A of XPO Logistics, Inc. dated June 1, 2015, is incorporated by reference in Registration Statements of XPO Logistics, Inc. on Forms S-3 (Nos. 333-202748, 333-112899, 333-193582 and 333-188848) and on Form S-8 (No. 333-183648).

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Ernst & Young et Autres

Daniel Mary-Dauphin

Lyon, France

June 1, 2015

/s/ Grant Thornton

Robert Dambo

Lyon, France

June 1, 2015